Exhibit 99.1

Pulse Biosciences Announces Presentation of Late-Breaking Data from the nPulse™ Cardiac Surgical System First-In-Human Feasibility Study at the 39th European Association for Cardio-Thoracic Surgery Annual Meeting

Successfully treated atrial fibrillation (AF) in initial 30 patients with the nPulse™ Cardiac Surgical System

HAYWARD, Calif. [Business Wire]–October 10, 2025 Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel nPulse™ technology using its proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced late-breaking clinical study results from the nPulse™ Cardiac Surgical System first-in-human feasibility study at the 39th European Association for Cardio-Thoracic Surgery Annual Meeting in Copenhagen, Denmark.

The feasibility study is intended to assess the initial safety and efficacy of the nPulse Cardiac Surgical System for the treatment of Atrial Fibrillation (NCT06355063). To date, 44 patients have been treated by investigators in Europe, including Dr. Bart van Putte in cases performed at St. Antonius Hospital Nieuwegein, Netherlands, Dr. Bart Maesen performing cases at Maastricht UMC+, Maastricht, Netherlands, and Dr. Antoine Driessen performing cases at Amsterdam UMC, Amsterdam, Netherlands. In this initial cohort 24 patients have had the ablation effectiveness and durability evaluated by electroanatomical mapping at approximately three months post the ablation procedure.

“Electroanatomical mapping results for the first 24 patients treated with the nPulse Cardiac Surgical System show durable and consistent pulmonary vein isolation (PVI) and posterior box isolation, achieved safely with rapid ablation times,” said Dr. Bart van Putte, Cardiothoracic Surgeon at St. Antonius Hospital Nieuwegein, The Netherlands. “This feasibility study represents the first use of an epicardial PFA surgical technology, and the early results suggest the speed, safety and effectiveness of the nPulse Surgical Cardiac Clamp’s efficient workflow has the potential to significantly expand the use of cardiac surgical ablation for patients suffering from atrial fibrillation.”

Initial Cohort Study Results

●   All (100%) posterior box isolations were acutely successful in the high-dose cohort

●   Success rate of PVI (per vein) at ~3 months was 94% (63/67)

●   Average total ablation time of 50 seconds with average number of 13 applications

●   No reports of esophageal or phrenic nerve damage

●   No ablation-related severe or major adverse events

Also, at the EACTS annual meeting, a live-in-a-box case transmission featured the nPulse Cardiac Surgical System in a recorded case performed and presented by Dr. Bart van Putte. The case highlighted the nPulse Cardiac Surgical System’s ability to rapidly achieve PVI and posterior box isolation with a fast, efficient procedure workflow.

“Pulse Biosciences is the first company to bring PFA into the cardiac surgical field for the treatment of atrial fibrillation,” said Paul LaViolette, CEO and Co-Chairman of Pulse Biosciences. “We believe our novel and proprietary nonthermal nPulse technology offers significant advantages in safety, as demonstrated across our multiple clinical applications, as well as efficacy, and speed compared to traditional thermal ablation methods like radiofrequency. We remain on track to initiate an IDE study this year to clinically validate the nPulse Cardiac Surgical System, and we look forward to continued collaboration with leading physicians as we work toward commercial approval and broader patient access.”

Note: Dr. Bart van Putte serves as a consultant to Pulse Biosciences

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as the potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA, nanosecond PFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device, such as whether the nPulse Surgical Cardiac Clamp can safely and effectively create durable reproducible lesions, statements concerning the potential comparative benefits of nPulse technology, such as whether it may offer significant advantages in safety, efficacy, and speed compared to traditional thermal ablation methods like radiofrequency, statements concerning the Company’s future clinical and regulatory initiatives anywhere in the world, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com